Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter 2018 Results (Unaudited)

Third Quarter 2018 Summary

•	Net income of $28.4 million, which includes $14.0 million of merger-related expense

•	Diluted earnings per share of $0.46

•	ROAA and ROATCE of 1.00% and 12.89%, respectively

•	Efficiency ratio of 53.2%

•	Net interest margin of 4.38%, core net interest margin of 4.19%

•	Cost of deposits of 0.54% in the current quarter compared with 0.50% in the prior quarter

•	Noninterest-bearing deposits increase to 40% of total deposits

•	Nonperforming assets as a percent of total assets of 0.07%

•	Net charge-offs of $87,000

•	Closed acquisition of Grandpoint Capital, Inc., effective July 1, 2018

Irvine, Calif., October 23, 2018 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the third quarter of 2018 of $28.4 million, or $0.46 per diluted share, compared with net income of $27.3 million, or $0.58 per diluted share, for the second quarter of 2018 and net income of $20.2 million, or $0.50 per diluted share, for the third quarter of 2017. Financial results for the third quarter of 2018 include merger-related expense of $14.0 million.

For the three months ended September 30, 2018, the Company’s return on average assets ("ROAA") was 1.00% and return on average tangible common equity ("ROATCE") was 12.89%, compared to 1.35% and 15.42%, respectively, for the three months ended June 30, 2018. For the three months ended September 30, 2017, the Company's ROAA was 1.26% and its ROATCE was 15.02%. Total assets as of September 30, 2018 were $11.5 billion compared with $8.2 billion at June 30, 2018 and $6.5 billion at September 30, 2017.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “During the third quarter, we successfully executed on our strategy of expanding our presence in the Los Angeles market and simultaneously passed the $10 billion asset threshold, as we welcomed the clients and employees of Grandpoint Capital on July 1. Grandpoint provides us with a talented team of bankers and a strong client base that we believe will provide meaningful opportunities for us to expand our small and middle market business relationships as we introduce a broader set of products and services. The integration has gone smoothly, with completion of the system conversion occurring this past weekend, and we are on track to fully realize the synergies projected for this transaction by year-end.

"I am proud of all that our team has accomplished given the high level of activity this year. During the third quarter, we generated an operating ROAA of 1.37% and an operating ROATCE of 17.06%, excluding the merger-related expense of $14.0 million. Our strong credit results continued in the third quarter, with low levels of net charge-offs, our nonperforming assets to total assets were 0.07% and total loan delinquency constituted 0.09% of total loans held for investment. Our disciplined credit risk management is a fundamental underpinning of the culture we have created at the Bank. We continuously seek to improve our capabilities and sophistication around all of our risk management practices just as we do with every aspect of our business operations.

“We are excited about entering the next phase in the growth of the Pacific Premier franchise. As a nearly $12 billion financial institution, we believe that further profitable earnings growth will be driven by solid organic balance sheet expansion, improved operating leverage and efficiencies from our larger scale as well as through opportunistic acquisitions. We expect to continue to be a high performing and disciplined institution that creates significant value for our shareholders,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Financial Highlights	(dollars in thousands, except per share data)
Net income	$28,392	$27,303	$20,232
Diluted earnings per share	$0.46	$0.58	$0.50
Return on average assets	1.00%	1.35%	1.26%
Return on average tangible common equity (1)	12.89	15.42	15.02
Net interest margin	4.38	4.41	4.34
Cost of deposits	0.54	0.50	0.28
Efficiency ratio (2)	53.2	53.0	52.1
Total assets	$11,503,881	$8,158,131	$6,532,334
Total deposits	$8,502,145	$6,308,350	$5,018,153
Core deposits to total deposits (3)	91%	89%	91%
Tangible book value per share (1)	$16.06	$16.21	$14.35
Total capital ratio	12.05%	12.75%	12.51%

(1) A reconciliation of the non-U.S. GAAP measures of average tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities, other-than-temporary impairment recovery/(loss) on investment securities and gain/(loss) from other real estate owned.

(3) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $113 million in the third quarter of 2018, an increase of $31.5 million, or 39%, from the second quarter of 2018. The increase in net interest income reflected higher average interest-earning assets of $2.8 billion, primarily related to the acquisition of Grandpoint Capital, Inc. ("Grandpoint"), which at acquisition added $2.4 billion of loans, and organic loan growth from new loan originations and commitments of $605 million.

Net interest margin for the third quarter was 4.38%, compared with 4.41% in the prior quarter. The decrease was primarily the result of the impact of lower loan yields with the acquisition of Grandpoint, which lowered the net interest margin 9 basis points, and lower loan-related fees. These decreases were partially offset by higher accretion income of $4.1 million in the third quarter of 2018 compared to $1.9 million in the second quarter of 2018, and the favorable impact of loan repricing as a result of the Federal Reserve Bank's interest rate increase in June. Our core net interest margin, which we calculate as net interest margin excluding the impact of accretion, certificates of deposit mark-to-market amortization and one-time adjustments, decreased to 4.19%, compared to 4.29% in the prior quarter. The Company expects our fourth quarter core net interest margin to be in the range of 4.15% to 4.25%.

Net interest income for the third quarter of 2018 increased $48.4 million, or 75%, compared to the third quarter of 2017. The increase was primarily related to an increase in average interest-earning assets of $4.3 billion, which resulted primarily from our acquisitions of Grandpoint in the third quarter of 2018 and Plaza Bancorp ("Plaza") in the fourth quarter of 2017, as well as organic loan growth since the end of the third quarter of 2017.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$339,064	$694	0.81%	$146,279	$277	0.76%	$167,745	$265	0.63%
Investment securities	1,198,362	8,911	2.97	980,334	6,797	2.77	765,537	4,981	2.60
Loans receivable, net (1) (2)	8,664,796	119,271	5.46	6,253,987	85,625	5.49	4,937,733	64,915	5.22
Total interest-earning assets	$10,202,222	$128,876	5.01	$7,380,600	$92,699	5.04	$5,871,015	$70,161	4.74

Liabilities
Interest-bearing deposits	$5,316,195	$11,942	0.89	$3,888,553	$7,756	0.80	$3,147,320	$3,557	0.45
Borrowings	583,400	4,221	2.87	560,706	3,772	2.70	399,206	2,313	2.30
Total interest-bearing liabilities	$5,899,595	$16,163	1.09	$4,449,259	$11,528	1.04	$3,546,526	$5,870	0.66
Noninterest-bearing deposits	$3,473,056			$2,310,714			$1,860,177
Net interest income		$112,713			$81,171			$64,291
Net interest margin (3)			4.38%			4.41%			4.34%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and unaccreted/unamortized discounts/premiums.
(2) Includes net discount accretion of $4.1 million, $1.9 million and $2.9 million, respectively.
(3) Represents net interest income divided by average interest-earning assets.

Provision for Credit Losses

A provision for credit losses of $2.0 million was recorded for the third quarter of 2018, compared with a provision for credit losses of $1.8 million for the quarter ended June 30, 2018. The third quarter of 2018 provision for credit losses includes a $335,000 provision for unfunded commitments compared to $400,000 in the second quarter of 2018. Higher loan growth, partially offset by a lower loss rate, contributed to the small increase in the provision for credit losses for the third quarter of 2018. Net charge-offs were $87,000 in the third quarter of 2018 compared to $108,000 in the second quarter of 2018.

Noninterest Income

Noninterest income for the third quarter of 2018 was $7.5 million, a decrease of $607,000, or 7.4%, from the second quarter of 2018. The decrease from the second quarter of 2018 was related to a $1.8 million decrease in net gain from the sales of loans, as well as a net loss on Community Reinvestment Act related equity investments of $600,000, partially offset by higher bank-owned life insurance ("BOLI") earnings of $653,000 and an increase in the gain on sale of securities of $733,000. The increase in BOLI income was primarily the result of a death benefit received in the third quarter of 2018 of approximately $400,000.

During the third quarter of 2018, the Bank sold $29.9 million of Small Business Administration ("SBA") loans for a net gain of $2.0 million, compared with the sale of $31.9 million of SBA loans for a net gain of $2.9 million in the second quarter of 2018. Additionally, the Bank sold $20.4 million of commercial real estate loans during the second quarter of 2018 for a gain of $927,000 and did not sell any commercial real estate loans during the third quarter of 2018. The Company expects our fourth quarter noninterest income to be in the range of $6.5 million to $7.5 million based upon current SBA loan sale gain rates and origination levels.

Noninterest income for the third quarter of 2018 decreased $677,000, or 8.2%, compared to the third quarter of 2017. The decrease from the third quarter of 2017 was primarily related to a $1.4 million decrease in net gain from sales of loans.

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$400	$292	$276
Service charges on deposit accounts	874	1,057	946
Other service fee income	317	169	851
Debit card interchange fee income	1,061	1,090	248
Earnings on bank-owned life insurance	1,270	617	629
Net gain from sales of loans	2,029	3,843	3,439
Net gain from sales of investment securities	1,063	330	896
Other income	530	753	936
Total noninterest income	$7,544	$8,151	$8,221

 Noninterest Expense

Noninterest expense totaled $82.1 million for the third quarter of 2018, an increase of $32.0 million, or 64%, compared with the second quarter of 2018. The increase was driven primarily by merger-related expense of $14.0 million compared with $943,000 in the second quarter of 2018. Excluding merger-related expense, noninterest expense increased $19.0 million to $68.1 million, primarily attributable to increases in compensation and benefits of $8.6 million, core deposit intangible ("CDI") amortization expense of $2.7 million, premises and occupancy of $2.2 million, data processing of $1.3 million, loan expense of $545,000, FDIC insurance premiums of $479,000 and office, telecommunications and postage expense of $423,000, as a result of the addition of operations, personnel and branches retained from the acquisition of Grandpoint. The Company expects our fourth quarter 2018 noninterest expense to be in the range of $63.0 million to $65.0 million excluding any remaining merger-related costs and CDI amortization expense.

In comparison to the third quarter of 2017, noninterest expense grew by $42.5 million, or 107%. The increase was primarily related to the additional costs from operations, personnel and branches retained from the acquisitions of Grandpoint and Plaza, combined with our continued investment in personnel to support our organic growth in loans and deposits. The third quarter of 2017 included merger-related expense of $503,000.

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$37,901	$29,274	$21,707
Premises and occupancy	7,214	5,045	4,016
Data processing	4,095	2,747	2,082
Other real estate owned operations, net	—	2	3
FDIC insurance premiums	1,060	581	379
Legal, audit and professional expense	3,280	1,816	1,978
Marketing expense	1,569	1,352	1,248
Office, telecommunications and postage expense	1,538	1,115	835
Loan expense	1,139	594	1,017
Deposit expense	2,137	2,302	1,655
Merger-related expense	13,978	943	503
CDI amortization	4,693	1,996	1,761
Other expense	3,482	2,309	2,428
Total noninterest expense	$82,086	$50,076	$39,612

Income Tax

For the third quarter of 2018, our effective tax rate was 21.5%, compared with 27.2% for the second quarter of 2018 and 34.4% for the third quarter of 2017. The decrease in the effective tax rate for the third quarter of 2018 was primarily the result of a $2.3 million one-time benefit this quarter associated with finalizing the 2017 federal and state tax returns. The Company expects our fourth quarter 2018 effective tax rate to be in the range of 27% to 28%.

The decrease in the effective tax rate for the third quarter of 2018, compared to the third quarter of 2017, was primarily the result of the enactment of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, which among other items, reduced the federal corporate tax rate to 21%, effective January 2018, from the prior maximum rate of 35%.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $8.8 billion at September 30, 2018, an increase of $2.5 billion, or 40%, from June 30, 2018, and an increase of $3.8 billion, or 75%, from September 30, 2017. The increases were impacted by the acquisitions of Grandpoint and Plaza, as well as organic loan growth. The acquisition of Grandpoint added $2.4 billion of loans in the third quarter of 2018, and the acquisition of Plaza added $1.1 billion of loans in the fourth quarter of 2017, both before fair value adjustments.

During the third quarter of 2018, the Bank had generated $605 million of new loan commitments compared with $530 million in the second quarter of 2018, partially offset by higher loan prepayments of $318 million in the third quarter compared with $266 million in the prior quarter, as a result of a larger loan portfolio. In addition to organic loan growth, the Bank purchased $61.6 million of multi-family loans early in the third quarter of 2018, and sold $29.9 million in loans compared with $52.3 million in loans sold in the prior quarter.

Business loans increased $662 million, or 19%, and real estate loans and consumer loans increased $1.8 billion and $32.8 million, respectively. The total end-of-period weighted average interest rate on loans at September 30, 2018 was 5.08%, compared to 5.12% at June 30, 2018 and 4.81% at September 30, 2017. The year-over-year increase reflects the impact of higher rates on new originations as well as the favorable repricing of loans as a result of recent Federal Reserve Bank fed funds rate increases, while the decrease in the current quarter reflects the impact of the lower Grandpoint loan yields.

The $605 million of new organic loan commitments during the third quarter of 2018 included $133 million of commercial and industrial loans, $124 million of commercial real estate owner occupied loans, $98 million of commercial real estate non-owner occupied loans, $71 million of multi-family loans, $60 million of franchise loans, $50 million of construction loans, $38 million of SBA loans and $9 million of agribusiness loans. The weighted average rate on our new loan production was 5.21% during the third quarter of 2018, a decrease from 5.35% in the second quarter of 2018. The 14 basis point decrease in yield was a result of a higher mix of commercial real estate and multi-family loans in the third quarter of 2018 compared with the second quarter of 2018.

At September 30, 2018, our ratio of loans held for investment to total deposits was 103%, compared with 99.5% and 99.8% at June 30, 2018 and September 30, 2017, respectively.

	September 30,	June 30,	September 30,
	2018	2018	2017
	(dollars in thousands)
Business loans
Commercial and industrial	$1,359,841	$1,102,586	$763,091
Franchise	735,366	708,957	626,508
Commercial owner occupied	1,675,528	1,310,722	805,137
SBA	193,487	176,696	107,211
Agribusiness	133,241	136,962	86,466
Total business loans	4,097,463	3,435,923	2,388,413
Real estate loans
Commercial non-owner occupied	1,931,165	1,219,747	1,098,995
Multi-family	1,554,692	805,494	797,370
One-to-four family	376,617	249,495	246,248
Construction	504,708	321,423	301,334
Farmland	138,479	136,548	140,581
Land	49,992	30,246	30,719
Total real estate loans	4,555,653	2,762,953	2,615,247
Consumer loans
Consumer loans	114,736	81,973	6,228
Gross loans held for investment	8,767,852	6,280,849	5,009,888
Deferred loan origination costs/(fees) and premiums/(discounts), net	(8,648)	(3,263)	(774)
Loans held for investment	8,759,204	6,277,586	5,009,114
Allowance for loan losses	(33,306)	(31,747)	(27,143)
Loans held for investment, net	$8,725,898	$6,245,839	$4,981,971

Loans held for sale, at lower of cost or fair value	$52,880	$13,879	$44,343

Asset Quality and Allowance for Loan Losses

At September 30, 2018, our allowance for loan losses was $33.3 million, an increase of $1.6 million from June 30, 2018. The provision for loan losses for the third quarter of 2018 was $1.6 million, while net charge-offs were $87,000.

The ratio of allowance for loan losses to loans held for investment at September 30, 2018 amounted to 0.38%, compared to 0.51% and 0.54% at June 30, 2018 and September 30, 2017, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $71.7 million, or 0.82% of total loans held for investment as of September 30, 2018, compared to $22.2 million, or 0.35% of total loans held for investment as of June 30, 2018.

Nonperforming assets totaled $7.8 million, or 0.07% of total assets, at September 30, 2018, an increase from $6.4 million, at June 30, 2018. During the third quarter of 2018, nonperforming loans increased $1.2 million to $7.3 million and other real estate owned increased $136,000 to $356,000, while other assets owned decreased $54,000 to $129,000. Loan delinquencies were $7.7 million, or 0.09% of loans held for investment, at September 30, 2018, compared to $7.4 million, or 0.12% of loans held for investment, at June 30, 2018.

	September 30,	June 30,	September 30,
	2018	2018	2017
Asset Quality	(dollars in thousands)
Nonperforming loans	$7,268	$6,039	$515
Other real estate owned	356	220	372
Other assets owned	129	183	—
Nonperforming assets	$7,753	$6,442	$887

Allowance for loan losses	$33,306	$31,747	$27,143
Allowance for loan losses as a percent of total nonperforming loans	458%	526%	5,270%
Nonperforming loans as a percent of loans held for investment	0.08	0.10	0.01
Nonperforming assets as a percent of total assets	0.07	0.08	0.01
Net loan charge-offs/(recoveries) for the quarter ended	$87	$108	$(39)
Net loan charge-offs for quarter to average total loans	—%	—%	—%
Allowance for loan losses to loans held for investment (1)	0.38	0.51	0.54
Delinquent Loans
30 - 59 days	$1,977	$3,583	$556
60 - 89 days	720	1,290	1,423
90+ days	5,048	2,574	1,629
Total delinquency	$7,745	$7,447	$3,608
Delinquency as a percentage of loans held for investment	0.09%	0.12%	0.07%

(1) 53% of loans held for investment include a fair value net discount of $71.7 million.

Investment Securities

Investments totaled $1.1 billion at September 30, 2018, an increase of $195 million from June 30, 2018, and $379 million from September 30, 2017. The increase in the third quarter of 2018 was primarily the result of $396 million of investment securities acquired from Grandpoint and $234 million in purchases, partially offset by $377 million in sales and $48.6 million in principal payments/amortization/redemptions.

Deposits

At September 30, 2018, deposits totaled $8.5 billion, an increase of $2.2 billion, or 35%, from June 30, 2018 and $3.5 billion, or 69%, from September 30, 2017. At September 30, 2018, non-maturity deposits totaled $7.2 billion, or 85% of total deposits, an increase of $2.1 billion, or 40%, from June 30, 2018 and an increase of $3.0 billion, or 71%, from September 30, 2017. During the third quarter of 2018, deposit increases included $1.1 billion in noninterest-bearing deposits, $815 million in money market/savings deposits, $222 million in retail certificates of deposit and $152 million in interest checking, all of which was partially offset by an $80.5 million decrease in brokered certificates of deposit. The increases were primarily due to the acquisition of Grandpoint in the third quarter of 2018, which contributed $2.5 billion of deposits at the time of acquisition, before purchasing accounting adjustments.

The weighted average cost of deposits for the three-month period ending September 30, 2018 was 0.54%, compared to 0.50% for the three-month period ending June 30, 2018, and 0.28% for the three-month period ending September 30, 2017. The increase in the weighted average cost of deposits in the third quarter of 2018 compared to the prior quarter was primarily driven by higher rates in wholesale/brokered certificates of deposits and, to a lesser extent, money market and retail certificates of deposits accounts.

	September 30,	June 30,	September 30,
	2018	2018	2017
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$3,434,674	$2,349,464	$1,890,241
Interest-bearing:
Checking	495,483	342,986	304,295
Money market/savings	3,261,544	2,446,849	2,009,781
Retail certificates of deposit	1,045,334	823,425	573,656
Wholesale/brokered certificates of deposit	265,110	345,626	240,180
Total interest-bearing	5,067,471	3,958,886	3,127,912
Total deposits	$8,502,145	$6,308,350	$5,018,153

Cost of deposits	0.54%	0.50%	0.28%
Noninterest-bearing deposits as a percent of total deposits	40%	37%	38%
Non-maturity deposits as a percent of total deposits	85%	81%	84%

Borrowings

At September 30, 2018, total borrowings amounted to $972 million, an increase of $488 million, or 101%, from June 30, 2018 and an increase of $510 million, or 110%, from September 30, 2017. Total borrowings for the quarter included $860 million of advances from the Federal Home Loan Bank of San Francisco ("FHLB") and $110 million of subordinated debt. The average cost of FHLB borrowings rose 22 basis points to 2.09% for the third quarter of 2018. At September 30, 2018, total borrowings represented 8.5% of total assets, compared to 5.9% and 7.1%, as of June 30, 2018 and September 30, 2017, respectively.

Capital Ratios

At September 30, 2018, our ratio of tangible common equity to total assets was 9.47%, compared with 9.91% in the prior quarter, with a book value per share of $30.68 and a tangible book value per share of $16.06, compared with a tangible book value per share of $16.21 at June 30, 2018 and a tangible book value per share of $14.35 at September 30, 2017.

At September 30, 2018, the Company had a tier 1 leverage ratio of 10.15%, common equity tier 1 capital ratio of 10.55%, tier 1 capital ratio of 10.81% and total capital ratio of 12.05%.

At September 30, 2018, the Bank exceeded all regulatory capital requirements with a tier 1 leverage ratio of 10.83%, common equity tier 1 capital ratio of 11.53%, tier 1 capital ratio of 11.53% and total capital ratio of 11.92%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

	September 30,	June 30,	September 30,
Capital Ratios	2018	2018	2017
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.15%	10.41%	10.12%
Common equity tier 1 capital ratio	10.55	10.80	10.59
Tier 1 capital ratio	10.81	11.09	10.94
Total capital ratio	12.05	12.75	12.51
Tangible common equity ratio (1)	9.47	9.91	9.41

Pacific Premier Bank
Tier 1 leverage ratio	10.83%	11.31%	10.91%
Common equity tier 1 capital ratio	11.53	12.05	11.80
Tier 1 capital ratio	11.53	12.05	11.80
Total capital ratio	11.92	12.53	12.31

Share Data
Book value per share	$30.68	$27.63	$24.44
Shares issued and outstanding	62,472,721	46,629,118	40,162,026
Tangible book value per share (1)	$16.06	$16.21	$14.35
Closing stock price (2)	37.20	38.15	37.75
Market Capitalization (3)	2,323,985	1,778,901	1,516,116

(1) A reconciliation of the non-U.S. GAAP measures of tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value per share is set forth below.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on October 23, 2018 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through October 30, 2018 at (877) 344-7529, conference ID 10124528.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.5 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the acquisition of Grandpoint and other acquisitions.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the expected cost savings, synergies and other financial benefits from the Grandpoint acquisition or any other acquisition the Company has made or may make might not be realized within the expected time frames or at all; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2017 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Pacific Premier undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949.864.8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
ASSETS	2018	2018	2018	2017	2017
Cash and due from banks	$39,485	$30,025	$42,575	$39,606	$35,713
Interest-bearing deposits with financial institutions	223,727	101,443	83,481	157,558	85,649
Cash and cash equivalents	263,212	131,468	126,056	197,164	121,362
Interest-bearing time deposits with financial institutions	6,386	6,633	6,633	6,633	4,437
Investments held-to-maturity, at amortized cost	46,385	31,965	24,559	18,291	18,627
Investment securities available-for-sale, at fair value	1,054,877	874,700	863,243	787,429	703,944
FHLB, FRB and other stock, at cost	112,649	82,666	82,115	65,881	58,344
Loans held for sale, at lower of cost or fair value	52,880	13,879	29,034	23,426	44,343
Loans held for investment	8,759,204	6,277,586	6,241,841	6,196,224	5,009,114
Allowance for loan losses	(33,306)	(31,747)	(30,502)	(28,936)	(27,143)
Loans held for investment, net	8,725,898	6,245,839	6,211,339	6,167,288	4,981,971
Accrued interest receivable	37,683	27,420	27,073	27,060	20,527
Other real estate owned	356	220	206	326	372
Premises and equipment	66,103	54,049	53,146	53,155	45,725
Deferred income taxes, net	26,848	17,183	13,941	13,265	22,023
Bank owned life insurance	110,354	76,937	76,454	75,976	75,482
Intangible assets	105,187	37,938	40,740	43,014	33,545
Goodwill	807,892	494,672	493,785	493,329	371,677
Other assets	87,171	62,562	38,492	52,264	29,955
Total assets	$11,503,881	$8,158,131	$8,086,816	$8,024,501	$6,532,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$3,434,674	$2,349,464	$2,312,586	$2,226,876	$1,890,241
Interest-bearing:
Checking	495,483	342,986	355,895	365,193	304,295
Money market/savings	3,261,544	2,446,849	2,405,869	2,409,007	2,009,781
Retail certificates of deposit	1,045,334	823,425	744,214	714,751	573,656
Wholesale/brokered certificates of deposit	265,110	345,626	373,709	370,059	240,180
Total interest-bearing	5,067,471	3,958,886	3,879,687	3,859,010	3,127,912
Total deposits	8,502,145	6,308,350	6,192,273	6,085,886	5,018,153
FHLB advances and other borrowings	861,972	379,100	483,525	536,287	382,173
Subordinated debentures	110,244	105,253	105,188	105,123	79,871
Accrued expenses and other liabilities	113,143	76,903	43,922	55,209	70,477
Total liabilities	9,587,504	6,869,606	6,824,908	6,782,505	5,550,674
STOCKHOLDERS’ EQUITY
Common stock	617	459	472	458	397
Additional paid-in capital	1,671,673	1,067,907	1,065,218	1,063,974	817,809
Retained earnings	260,764	232,372	205,069	177,149	160,978
Accumulated other comprehensive (loss) income	(16,677)	(12,213)	(8,851)	415	2,476
Total stockholders' equity	1,916,377	1,288,525	1,261,908	1,241,996	981,660
Total liabilities and stockholders' equity	$11,503,881	$8,158,131	$8,086,816	$8,024,501	$6,532,334

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
INTEREST INCOME
Loans	$119,271	$85,625	$64,915	$289,069	$170,905
Investment securities and other interest-earning assets	9,605	7,074	5,246	23,333	13,416
Total interest income	128,876	92,699	70,161	312,402	184,321
INTEREST EXPENSE
Deposits	11,942	7,756	3,557	25,612	8,774
FHLB advances and other borrowings	2,494	2,125	1,162	6,642	2,940
Subordinated debentures	1,727	1,647	1,151	4,983	3,275
Total interest expense	16,163	11,528	5,870	37,237	14,989
Net interest income before provision for credit losses	112,713	81,171	64,291	275,165	169,332
Provision for credit losses	1,981	1,761	2,049	5,995	6,238
Net interest income after provision for credit losses	110,732	79,410	62,242	269,170	163,094
NONINTEREST INCOME
Loan servicing fees	400	292	276	1,037	641
Service charges on deposit accounts	874	1,057	946	3,081	2,153
Other service fee income	317	169	851	632	1,725
Debit card interchange fee income	1,061	1,090	248	3,187	994
Earnings on bank-owned life insurance	1,270	617	629	2,498	1,654
Net gain from sales of loans	2,029	3,843	3,439	8,830	9,137
Net gain from sales of investment securities	1,063	330	896	1,399	2,989
Other income	530	753	936	2,697	2,370
Total noninterest income	7,544	8,151	8,221	23,361	21,663
NONINTEREST EXPENSE
Compensation and benefits	37,901	29,274	21,707	96,048	58,218
Premises and occupancy	7,214	5,045	4,016	17,040	10,202
Data processing	4,095	2,747	2,082	9,544	5,708
Other real estate owned operations, net	—	2	3	3	59
FDIC insurance premiums	1,060	581	379	2,252	1,652
Legal, audit and professional expense	3,280	1,816	1,978	6,935	4,177
Marketing expense	1,569	1,352	1,248	4,451	3,072
Office, telecommunications and postage expense	1,538	1,115	835	3,733	2,190
Loan expense	1,139	594	1,017	2,324	2,553
Deposit expense	2,137	2,302	1,655	6,115	4,762
Merger-related expense	13,978	943	503	15,857	15,566
CDI amortization	4,693	1,996	1,761	8,963	4,033
Other expense	3,482	2,309	2,428	8,705	5,880
Total noninterest expense	82,086	50,076	39,612	181,970	118,072
Net income before income taxes	36,190	37,485	30,851	110,561	66,685
Income tax	7,798	10,182	10,619	26,864	22,756
Net income	$28,392	$27,303	$20,232	$83,697	$43,929
EARNINGS PER SHARE
Basic	$0.46	$0.59	$0.51	$1.63	$1.23
Diluted	0.46	0.58	0.50	1.61	1.20
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	61,727,030	46,053,077	39,709,565	51,282,533	35,652,626
Diluted	62,361,804	46,702,968	40,486,114	51,965,647	36,455,945

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$339,064	$694	0.81%	$146,279	$277	0.76%	$167,745	$265	0.63%
Investment securities	1,198,362	8,911	2.97	980,334	6,797	2.77	765,537	4,981	2.60
Loans receivable, net (1) (2)	8,664,796	119,271	5.46	6,253,987	85,625	5.49	4,937,733	64,915	5.22
Total interest-earning assets	10,202,222	128,876	5.01	7,380,600	92,699	5.04	5,871,015	70,161	4.74
Noninterest-earning assets	1,185,882			726,922			573,373
Total assets	$11,388,104			$8,107,522			$6,444,388
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$532,246	$480	0.36	$349,721	$117	0.13	$318,412	$103	0.13
Money market	3,143,556	6,391	0.81	2,185,310	3,943	0.72	1,802,834	1,767	0.39
Savings	264,453	97	0.15	219,035	83	0.15	211,404	68	0.13
Retail certificates of deposit	1,059,416	3,417	1.28	784,902	2,290	1.17	571,669	1,052	0.73
Wholesale/brokered certificates of deposit	316,524	1,557	1.95	349,585	1,323	1.52	243,001	567	0.93
Total interest-bearing deposits	5,316,195	11,942	0.89	3,888,553	7,756	0.80	3,147,320	3,557	0.45
FHLB advances and other borrowings	473,197	2,494	2.09	455,488	2,125	1.87	319,373	1,162	1.44
Subordinated debentures	110,203	1,727	6.27	105,218	1,647	6.26	79,833	1,151	5.77
Total borrowings	583,400	4,221	2.87	560,706	3,772	2.70	399,206	2,313	2.30
Total interest-bearing liabilities	5,899,595	16,163	1.09	4,449,259	11,528	1.04	3,546,526	5,870	0.66
Noninterest-bearing deposits	3,473,056			2,310,714			1,860,177
Other liabilities	107,055			67,617			61,604
Total liabilities	9,479,706			6,827,590			5,468,307
Stockholders' equity	1,908,398			1,279,932			976,081
Total liabilities and equity	$11,388,104			$8,107,522			$6,444,388
Net interest income		$112,713			$81,171			$64,291
Net interest margin (3)			4.38%			4.41%			4.34%
Ratio of interest-earning assets to interest-bearing liabilities			172.93%			165.88%			165.54%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and unaccreted/unamortized discounts/premiums.
(2) Includes net discount accretion of $4.1 million, $1.9 million and $2.9 million, respectively.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
	(dollars in thousands)
Business loans
Commercial and industrial	$1,359,841	$1,102,586	$1,062,385	$1,086,659	$763,091
Franchise	735,366	708,957	692,846	660,414	626,508
Commercial owner occupied	1,675,528	1,310,722	1,268,869	1,289,213	805,137
SBA	193,487	176,696	182,626	185,514	107,211
Agribusiness	133,241	136,962	149,256	116,066	86,466
Total business loans	4,097,463	3,435,923	3,355,982	3,337,866	2,388,413
Real estate loans
Commercial non-owner occupied	1,931,165	1,219,747	1,227,693	1,243,115	1,098,995
Multi-family	1,554,692	805,494	817,963	794,384	797,370
One-to-four family	376,617	249,495	266,324	270,894	246,248
Construction	504,708	321,423	319,610	282,811	301,334
Farmland	138,479	136,548	136,522	145,393	140,581
Land	49,992	30,246	34,452	31,233	30,719
Total real estate loans	4,555,653	2,762,953	2,802,564	2,767,830	2,615,247
Consumer loans
Consumer loans	114,736	81,973	86,206	92,931	6,228
Gross loans held for investment	8,767,852	6,280,849	6,244,752	6,198,627	5,009,888
Deferred loan origination costs/(fees) and premiums/(discounts), net	(8,648)	(3,263)	(2,911)	(2,403)	(774)
Loans held for investment	8,759,204	6,277,586	6,241,841	6,196,224	5,009,114
Allowance for loan losses	(33,306)	(31,747)	(30,502)	(28,936)	(27,143)
Loans held for investment, net	$8,725,898	$6,245,839	$6,211,339	$6,167,288	$4,981,971

Loans held for sale, at lower of cost or fair value	$52,880	$13,879	$29,034	$23,426	$44,343

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Asset Quality	(dollars in thousands)
Nonperforming loans	$7,268	$6,039	$8,149	$3,284	$515
Other real estate owned	356	220	206	326	372
Other assets owned	129	183	233	—	—
Nonperforming assets	$7,753	$6,442	$8,588	$3,610	$887

Allowance for loan losses	$33,306	$31,747	$30,502	$28,936	$27,143
Allowance for loan losses as a percent of total nonperforming loans	458%	526%	374%	881%	5,270%
Nonperforming loans as a percent of loans held for investment	0.08	0.10	0.13	0.05	0.01
Nonperforming assets as a percent of total assets	0.07	0.08	0.11	0.04	0.01
Net loan charge-offs/(recoveries) for the quarter ended	$87	$108	$687	$392	$(39)
Net loan charge-offs for quarter to average total loans	—%	—%	0.01%	0.01%	—%
Allowance for loan losses to loans held for investment (1)	0.38	0.51	0.49	0.47	0.54
Delinquent Loans
30 - 59 days	$1,977	$3,583	$6,605	$5,964	$556
60 - 89 days	720	1,290	1,084	1,056	1,423
90+ days	5,048	2,574	5,065	3,039	1,629
Total delinquency	$7,745	$7,447	$12,754	$10,059	$3,608
Delinquency as a percent of loans held for investment	0.09%	0.12%	0.20%	0.16%	0.07%

(1) 53% of loans held for investment include a fair value net discount of $71.7 million.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

For the periods presented below, return on average tangible common equity is a non-U.S. GAAP financial measure derived from U.S. GAAP-based amounts. We calculate these figures by excluding CDI amortization expense from net income and excluding the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Net income	$28,392	$27,303	$20,232
Plus CDI amortization expense	4,693	1,996	1,761
Less CDI amortization expense tax adjustment	1,011	542	606
Net income for average tangible common equity	$32,074	$28,757	$21,387

Average stockholders' equity	$1,908,398	$1,279,932	$976,081
Less average CDI	108,258	39,766	34,699
Less average goodwill	805,116	494,070	371,651
Average tangible common equity	$995,024	$746,096	$569,731

Return on average equity	5.95%	8.53%	8.29%
Return on average tangible common equity	12.89%	15.42%	15.02%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Total stockholders' equity	$1,916,377	$1,288,525	$1,261,908	$1,241,996	$981,660
Less intangible assets	913,079	532,610	534,525	536,343	405,222
Tangible common equity	$1,003,298	$755,915	$727,383	$705,653	$576,438

Book value per share	$30.68	$27.63	$27.12	$26.86	$24.44
Less intangible book value per share	14.62	11.42	11.49	11.60	10.09
Tangible book value per share	$16.06	$16.21	$15.63	$15.26	$14.35

Total assets	$11,503,881	$8,158,131	$8,086,816	$8,024,501	$6,532,334
Less intangible assets	913,079	532,610	534,525	536,343	405,222
Tangible assets	$10,590,802	$7,625,521	$7,552,291	$7,488,158	$6,127,112

Tangible common equity ratio	9.47%	9.91%	9.63%	9.42%	9.41%